UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2006

CALLWAVE, INC.

(Exact Name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-50958	77-0490995
(Commissioner File Number)	(IRS Employer Identification No.)

136 West Canon Perdido Street, Suite A, Santa Barbara, California 93101

(Address of principal executive offices)

(805) 690-4100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 7, 2006, CallWave, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) with David Hofstatter effective as of April 7, 2006. The Employment Agreement provides for Mr. Hofstatter’s employment with the Company as President and Chief Executive Officer for a three-year term. Mr. Hofstatter will report to the Company’s Board of Directors. The following summary is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached hereto and incorporated by reference herein as Exhibit 10.1.

The Employment Agreement provides that the Company will pay Mr. Hofstatter a base salary of $300,000, an annual cash bonus of up to sixty percent (60%) of his base salary, and certain other benefits. Pursuant to the Employment Agreement, Mr. Hofstatter shall also receive two incentive stock options: (i) for the purchase of 250,000 shares of the Company’s common stock at a price equal to the fair market value of such common stock, which will vest over a four-year period, with 1/8th of the shares subject to the option vesting after six (6) months of his continuous employment with the Company following April 27, 2005, and one-forty-eighth (1/48th) of such shares vesting monthly after each subsequent month of his continuous employment with the Company, and (ii) for the purchase of 110,000 shares of the Company’s common stock at a price equal to the fair market value of such common stock, which will vest over a four-year period, with 1/8th of the shares subject to the option vesting after six (6) months of his continuous employment with the Company commencing on April 7, 2006, and one-forty-eighth (1/48th) of such shares vesting monthly after each subsequent month of his continuous employment with the Company. Mr. Hofstatter is also eligible to receive an option to purchase at least 50,000 shares of the Company’s common stock each year. The Employment Agreement further provides that if Mr. Hofstatter’s employment is terminated by the Company other than for his misconduct or disability or if he resigns for good reason at any time prior to a “Change in Control” (as defined in the Employment Agreement), then the Company will pay Mr. Hofstatter an amount equal to twelve (12) months of his base salary and bonus and will pay the cost of his medical benefits for twelve (12) months. If Mr. Hofstatter’s employment is terminated by the Company other than for his misconduct or disability or if he resigns for good reason at any time following a Change in Control, the Company will pay Mr. Hofstatter an amount equal to twenty-four (24) months of his base salary and bonus, will pay the cost of his medical benefits for eighteen (18) months, and will pay him an amount equal to the “excess parachute payment” that the foregoing payments cause, if any. In addition, all of his then-unvested options to purchase shares of common stock of the Company will be immediately and fully vested. If Mr. Hofstatter’s employment with the Company is terminated by either party due to his disability, then he will be paid, during a period that is equal to the shorter of (i) 12 months after the date of termination of his employment or (ii) the period ending on the date on which he becomes eligible to receive payments under the Company’s disability plan, an amount equal to his base salary and will pay the cost of his medical benefits for such period.

The information furnished pursuant to this Current Report on Form 8-K, including the exhibit hereto, shall not be considered “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of such section, nor shall it be incorporated by reference into future filings by the Company under the Securities Act of 1933, as amended, or under the Securities Act of 1934, as amended, unless the Company expressly sets forth in such future filing that such information is to be considered “filed” or incorporated by reference therein.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

10.1	Amended and Restated Employment Agreement dated April 7, 2006, between CallWave, Inc. and David F. Hofstatter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLWAVE, INC.,

Date: April 10, 2006	By:	/s/ David S. Trandal
David S. Trandal
Secretary